Exhibit 99.1

Blount Announces Second Quarter 2014 Results

•	Second quarter 2014 sales increased 7% to $235 million year-over-year; Adjusted EBITDA increased 9% to $35 million

•	Full year 2014 guidance raised

•	Share repurchase program authorized by Board of Directors

PORTLAND, OR - August 6, 2014: Blount International, Inc. [NYSE: BLT] (“Blount” or “Company”) today announced results for the second quarter ended June 30, 2014.

Results for the Quarter Ended June 30, 2014
Sales in the second quarter were $235.4 million, an increase of $15.0 million or 6.8 percent compared to the second quarter of 2013. Operating income for the second quarter of 2014, which includes $0.5 million facility closure and restructuring charges, was $22.4 million compared to $19.3 million in the same quarter last year. Second quarter net income was $12.3 million, or $0.25 per diluted share, compared to $9.3 million, or $0.19 per diluted share, in the second quarter of 2013.

“We continued to perform well in the second quarter. Additionally, demand continued to increase across nearly all geographic regions,” stated Josh Collins, Blount’s Chairman and CEO. “The improved demand and the results of our profit improvement initiatives over the past year have bolstered our confidence that we will achieve or outperform our sales and profit targets for 2014.”

Mr. Collins continued, “We are maintaining a strong focus on our Operational Excellence and other targeted cost-reduction initiatives that will continue to enhance our businesses long term. Additionally, our Board of Directors has authorized a share repurchase program that will return cash to shareholders as our balance sheet and leverage levels continue to improve.”

Blount operates primarily in two business segments - the Forestry, Lawn, and Garden (“FLAG”) segment and the Farm, Ranch, and Agriculture (“FRAG”) segment. The Company reports separate results for the FLAG and FRAG segments. Blount’s Concrete Cutting and Finishing (“CCF”) business is included in “Corporate and Other.”

Forestry, Lawn, and Garden
The FLAG segment had second quarter 2014 sales of $160.1 million, which was $9.4 million higher than the second quarter of 2013. Sales volume increases were partially offset by a reduction in average prices. Second quarter 2014 sales increased in all geographical regions except Asia, with North America generating approximate 15 percent growth and Europe and Russia achieving approximately eight percent growth. Asia sales were down more than nine percent compared to the second quarter of 2013. The change in segment sales for the comparable second quarter periods is illustrated below.

Change in FLAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Second quarter 2013	$150.8
Increase / (Decrease)
Foreign Exchange	—	0.0%
	150.8	0.0%
Unit Volume	11.0	7.3%
Selling Price / Mix	(1.6)	(1.1)%
Second quarter 2014	$160.1	6.2%

Segment backlog was $160.9 million at June 30, 2014, an increase of three percent from $156.3 million on June 30, 2013. The increase in backlog relates primarily to increased saw chain demand compared to the prior year.

Segment contribution to operating income and Earnings Before Interest, Taxes, Depreciation, Amortization and certain charges (“Adjusted EBITDA”) was $23.8 million and $30.3 million, respectively, for the second quarter of 2014, and includes $7.6 million of allocated shared services expenses. Contribution to operating income improved 15.2 percent and Adjusted EBITDA improved 10.6 percent for the second quarter of 2014 versus the second quarter of 2013. The change in FLAG contribution to operating income for the comparable second quarter periods is presented below.

Change in FLAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Second quarter 2013	$20.7	13.7%	$6.7	$27.4	18.2%
Increase / (Decrease)
Steel Costs	(1.5)
Foreign Exchange	0.5
	19.7	13.1%
Unit Volume	4.6
Selling Price / Mix	(1.6)
Costs / Mix	0.9
	23.7	14.8%
Acquisition accounting(1)	0.2
Second quarter 2014	$23.8	14.9%	$6.5	$30.3	18.9%

(1) Represents change in non-cash acquisition accounting impact for all FLAG business units

Segment contribution to operating income and Adjusted EBITDA improved primarily due to higher sales volumes, a more efficient cost profile, and favorable foreign exchange rates. Increased steel costs and the impact of targeted sales promotions slightly offset the improvements in those areas. The closure of a higher cost FLAG manufacturing plant announced in mid-2013 and higher plant utilization rates - 91 percent in the second quarter of 2014 compared to 76 percent in the second quarter of 2013 - contributed to improved overall operating efficiency. The manufacturing cost improvement was partially offset by an increase in SG&A spending, driven by incentive compensation expense as 2014 results compared more favorably to target than in 2013, along with increased advertising and professional service fees.

Farm, Ranch, and Agriculture
The FRAG segment reported second quarter 2014 sales of $67.3 million, an increase of $4.6 million from the second quarter of 2013, mainly due to improved sales volumes and stronger average pricing. Sales volumes increased primarily due to stronger sales of log splitters. The change in segment sales for the comparable second quarter periods is illustrated below.

Change in FRAG Segment Sales
(In millions; amounts may not sum due to rounding)	Sales	Change
Second quarter 2013	$62.7
Increase / (Decrease)
Foreign Exchange	0.2	0.3%
	62.9	0.3%
Unit Volume	3.3	5.3%
Selling Price / Mix	1.1	1.8%
Second quarter 2014	$67.3	7.4%

Segment backlog was $19.1 million at June 30, 2014, compared to $16.3 million at June 30, 2013. The increased backlog reflects improved demand for log splitters and agriculture parts in the segment.

The FRAG segment had $6.8 million of Adjusted EBITDA in the second quarter of 2014. FRAG segment contribution to operating income was $2.6 million after $4.2 million of depreciation and amortization expense, and $2.4 million of allocated shared services expenses. The change in the second quarter 2014 contribution to operating income compared to the second quarter of 2013 is presented below.

Change in FRAG Segment Contribution to Operating Income and Adjusted EBITDA
(In millions; amounts may not sum due to rounding)
	Contribution to Operating Income	As a Percent of Segment Sales	Depreciation, Amortization, and Other	Adjusted EBITDA	As a Percent of Segment Sales
Second quarter 2013	$2.0	3.2%	$4.4	$6.4	10.3%
Increase / (Decrease)
Steel Costs	0.1
Foreign Exchange	—
	2.1	3.3%
Unit Volume	1.3
Selling Price / Mix	1.1
Costs / Mix	(2.3)
	2.3	3.3%
Acquisition accounting(1)	0.4
Second quarter 2014	$2.6	3.9%	$4.2	$6.8	10.1%

(1) Represents change in acquisition accounting impact for all FRAG business units

The benefit of improved sales volumes and average pricing were largely offset by higher costs in the FRAG segment, mainly in the areas of manufacturing, distribution, and supplier purchased components. Conversion costs were unfavorable compared to the second quarter of 2013 as a result of marginally higher labor costs as increased production volumes drove overtime and training expense for new personnel. Product sales mix in the second quarter of 2014 included relatively lower margin products compared to 2013.

Corporate and Other
Corporate and Other generated net expense of $4.1 million in the second quarter of 2014 compared to net expense of $3.4 million in the second quarter of 2013. Second quarter 2014 net expense increased primarily due to $0.5 million of facility closure costs related to the closure of the Company’s Querétaro, Mexico blade plant announced in February 2014, as well as higher incentive compensation expense.

Net Income
Second quarter 2014 net income increased primarily due to higher overall operating income in the second quarter of 2014 compared to 2013. Net interest expense decreased $0.1 million to $4.5 million in the second quarter of 2014 as a result of lower average borrowing levels. Other income improved as a result of foreign exchange impacts on non-operating assets. The change in net income for the second quarter of 2014 compared to the second quarter of 2013 is summarized in the table below.

Change in Consolidated Net Income
(In millions, except per share data; amounts may not sum due to rounding)	Pre-tax Income	Income Tax Effect	Net Income	Diluted Earnings per Share
Second quarter 2013 Results	$13.7	$4.4	$9.3	$0.19
Change due to:
Increased operating income excluding acquisition accounting	2.7	0.9	1.9	0.04
Acquisition accounting	0.4	0.1	0.2	0
Decreased net interest expense	0.1	0	0.1	0
Change in other expense	1.2	0.4	0.8	0.02
Change in income tax rate	n/a	0	0	0
Second quarter 2014 Results	$18.1	$5.8	$12.3	$0.25

Cash Flow and Debt
As of June 30, 2014, the Company had net debt of $385.2 million, a decrease of $10.0 million from December 31, 2013 and a decrease of $75.4 million compared to June 30, 2013. The decrease in net debt since December 31, 2013 was primarily the result of generating free cash flow of $14.0 million partially offset by the Pentruder® distribution business acquisition in the first quarter of 2014. Second quarter free cash flow generation was $19.7 million compared to $15.9 million in the second quarter of 2013. The increase in free cash flow in the second quarter of 2014 was driven by improved operating results along with a reduction in working capital compared to the prior year, partially offset by a $1.6 million increase in capital spending, mostly on capacity in China and Canada. The Company defines free cash flow as cash flows from operating activities less net capital spending. The ratio of net debt to last-twelve-months (“LTM”) Adjusted EBITDA was 3.0x as of June 30, 2014, which is an improvement compared to December 31, 2013 and reflects lower net debt and increased Adjusted EBITDA.

Share Repurchase Program
The Company’s Board of Directors has authorized a new share repurchase program of up to $75 million of Blount common stock to be completed on or before December 31, 2016. “The share repurchase program is a result of our solid cash flow in 2013, the continued strength of our balance sheet, and our confidence in the long-term future of Blount,” stated Chief Financial Officer Calvin Jenness. “We expect to execute on this new $75 million share repurchase program while retaining sufficient capital capacity to continue making long-term investments in our business.”

2014 Financial Outlook
As a result of sales demand and the generally improved cost profile in the FLAG business, the Company is revising its fiscal year 2014 outlook upward for both sales and Adjusted EBITDA. Sales are expected to range between $935 million and $960 million, Adjusted EBITDA between $135 million and $140 million, and operating income between $81 million and $86 million. Our expectation for sales assumes growth in FLAG segment sales of between three and six percent and growth in FRAG segment sales of between six and eight percent, both compared to full year 2013 levels. In 2014, operating income is expected to experience benefit from foreign currency exchange rates of between $2 million and $3 million, and steel costs are expected to have a $2 million to $3 million unfavorable impact for the year compared to 2013. The 2014 operating income outlook includes non-cash charges of approximately $12 million related to acquisition accounting. Free cash flow in 2014 is expected to range between $32 million and $38 million, after approximately $38 million to $42 million of capital expenditures. Net interest expense is expected to be between $17 million and $18 million in 2014, and the effective income tax rate for continuing operations is expected to be between 33 percent and 36 percent in 2014.

A comparison of key operating indicators for 2013 actual results and the 2014 outlook mid-point is provided in the table below.

(In millions)	2013 Actual	2014 Outlook Mid-Point
Sales	$900.6	$947.5
Operating Income[1]	37.5	83.5
Adjusted EBITDA	123.5	137.5
Free Cash Flow	67.6	35.0
Net Capital Expenditures	29.4	40.0
Net Debt at Period End	395.2	364.2
Net Debt/Adjusted EBITDA	3.2x	2.6x
(1) 2013 Actual Operating Income includes a $24.9 million non-cash charge related to impairment of certain acquired intangible assets

Adjusted EBITDA and Free Cash Flow are non-GAAP measures and are reconciled to Operating Income and Cash Flow from Operations in the attached financial data table.

###

Blount is a global manufacturer and marketer of replacement parts, equipment, and accessories for consumers and professionals operating primarily in two market segments: Forestry, Lawn, and Garden (“FLAG”); and Farm, Ranch, and Agriculture (“FRAG”). Blount also sells products in the construction markets and is the market leader in manufacturing saw chain and guide bars for chain saws. Blount has a global manufacturing and distribution footprint and sells its products in more than 115 countries around the world. Blount markets its products primarily under the OREGON®, Carlton®, Woods®, TISCO, SpeeCo®, ICS® and Pentruder® brands. For more information about Blount, please visit our website at http://www.blount.com.

“Forward looking statements” in this release, including without limitation Blount’s “outlook,” “expectations,” “beliefs,” “plans,” “indications,” “estimates,” “anticipations,” “guidance” and their variants, as defined by the Private Securities Litigation Reform Act of 1995, are based upon available information and upon assumptions that Blount believes are reasonable; however, these forward looking statements involve certain risks and should not be considered indicative of actual results that Blount may achieve in the future. In particular, among other things, guidance given in this release is expressly based upon certain assumptions concerning market conditions, foreign currency exchange rates, and raw material costs, especially with respect to the price of steel, the presumed relationship between backlog and future sales trends and certain income tax matters, as well as being subject to the uncertainty of the current global economic situation. To the extent that these assumptions are not realized going forward, or other unforeseen factors arise, actual results for the periods subsequent to the date of this announcement may differ materially.

Blount International, Inc. Financial Data (Unaudited)

Condensed Consolidated Statements of Income	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands, except per share data)	2013	2014	2013	2014
Sales	$220,407	$235,423	$453,022	$467,382
Cost of sales	159,745	166,632	329,255	331,698
Gross profit	60,662	68,791	123,767	135,684
Selling, general, and administrative expenses	41,389	45,977	85,351	90,545
Facility closure & restructuring charges	—	463	—	2,000
Operating income	19,273	22,351	38,416	43,139
Interest expense, net of interest income	(4,576)	(4,462)	(8,893)	(8,950)
Other income (expense), net	(969)	242	(144)	244
Income from continuing operations before income taxes	13,728	18,131	29,379	34,433
Provision for income taxes	4,398	5,841	10,710	11,557
Net income	$9,330	$12,290	$18,669	$22,876

Basic income per share:	$0.19	$0.25	$0.38	$0.46
Diluted income per share:	$0.19	$0.25	$0.37	$0.46
Shares used for per share computations:
Basic	49,430	49,635	49,402	49,633
Diluted	50,057	50,143	50,113	50,198

Free Cash Flow	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2013	2014	2013	2014
Net cash provided by operating activities	$23,536	$29,011	$17,728	$28,737
Net purchases of property, plant, and equipment	(7,661)	(9,263)	(14,066)	(14,732)
Free cash flow	$15,875	$19,748	$3,662	$14,005

Segment Information	Three Months Ended June 30,		Six Months Ended June 30,
(Amounts in thousands)	2013	2014	2013	2014
Sales:
FLAG	$150,758	$160,112	$315,901	$325,327
FRAG	62,696	67,349	122,944	127,230
Corporate and Other	6,953	7,962	14,177	14,825
Total sales	$220,407	$235,423	$453,022	$467,382
Operating income:
FLAG	$20,685	$23,834	$45,253	$51,912
FRAG	2,011	2,607	924	1,708
Corporate and Other	(3,423)	(4,090)	(7,761)	(10,481)
Operating income	$19,273	$22,351	$38,416	$43,139

Condensed Consolidated Balance Sheets	December 31,	June 30,
(Amounts in thousands)	2013	2014
Assets:
Cash and cash equivalents	$42,797	$24,343
Accounts receivable	110,807	137,380
Inventories	156,955	162,062
Asset held for sale	7,680	7,680
Other current assets	38,114	36,978
Property, plant, and equipment, net	164,194	163,256
Other non-current assets	295,804	293,401
Total Assets	$816,351	$825,100
Liabilities:
Current maturities of long-term debt	$15,016	$15,077
Other current liabilities	113,485	125,888
Long-term debt, net of current maturities	422,972	394,417
Other long-term liabilities	110,478	108,635
Total liabilities	661,951	644,017
Stockholders’ equity	154,400	181,083
Total Liabilities and Stockholders’ Equity	$816,351	$825,100

Net debt (Current maturities of long-term debt plus
Long-term Debt less Cash and cash equivalents)	$395,191	$385,151

Sales and Adjusted EBITDA
(Amounts may not sum due to rounding)

Three Months Ended June 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual
Total sales	$150,758	$160,112	$62,696	$67,349	$6,953	$7,962	$220,407	$235,423

Operating income	20,685	23,834	2,011	2,607	(3,423)	(4,090)	$19,273	$22,351
Depreciation	6,215	6,137	1,247	1,353	185	161	7,647	7,651
Non-cash acquisition accounting charges	507	336	3,180	2,830	—	169	3,687	3,335
Stock compensation	—	—	—	—	1,382	964	1,382	964
Facility closure and restructuring charges	—	—	—	—	—	463	—	463
Other	—	—	—	—	—	—	—	—
Adjusted EBITDA	$27,407	$30,307	$6,438	$6,790	$(1,856)	$(2,333)	$31,989	$34,764

Six Months Ended June 30,	Forestry, Lawn and Garden		Farm, Ranch, and Agriculture		Corporate and Other		Total Company
(Amounts in thousands)	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual	2013 Actual	2014 Actual
Total sales	$315,901	$325,327	$122,944	$127,230	$14,177	$14,825	$453,022	$467,382

Operating income	45,253	51,912	924	1,708	(7,761)	(10,481)	$38,416	$43,139
Depreciation	12,702	12,284	2,485	2,520	353	322	15,540	15,126
Non-cash acquisition accounting charges	1,020	672	6,341	5,648	—	318	7,361	6,638
Stock compensation	—	—	—	—	2,744	2,417	2,744	2,417
Facility closure and restructuring charges	—	—	—	—	—	2,000	—	2,000
Other	—	—	—	—	—	—	—	—
Adjusted EBITDA	$58,975	$64,868	$9,750	$9,876	$(4,665)	$(5,424)	$64,062	$69,320

	Total Company
Twelve Months Ended December 31,	2013 Actual	2014 Outlook
Total sales	$900,595	$947,500

Operating income	$37,521	$83,500
Depreciation	33,479	34,000
Non-cash acquisition accounting charges	14,753	12,000
Impairment charges	24,879	—
Stock compensation	5,607	6,000
Facility closure and restructuring charges (1)	6,046	2,000
Other	1,196	—
Adjusted EBITDA	$123,481	$137,500

(1) The 2014 outlook includes approximately $1.2 million of cash transition costs and approximately $0.8 million of non-cash charges.